Exhibit 99.2
Press Release Source: Fonix Corporation

Fonix to Acquire 80% Interest in Chinese Software Provider

Shanghai-Based Shanghai Gaozhi Software Systems Limited Delivers Software Solutions to Chinese Mobile Network Service Providers

SALT LAKE CITY, UT--(MARKET WIRE)--Jun 30, 2008 -- Fonix Corporation (OTC BB:FNIX.OB - News) announces that it has signed a Stock Exchange Agreement to acquire 80% of the common stock of Shanghai Gaozhi Software Systems Limited ("GaozhiSoft"), a software developer and solutions provider in 2G (second-generation) and 3G (third-generation) mobile networks in China and throughout the Asian Pacific region. The remaining 20% will be acquired by funds managed by Southridge, LLC. Terms of the purchase agreement includes cash, Fonix Series L convertible preferred stock owned by Southridge, Series O convertible preferred stock issued by Fonix, and a note. The closing of the transaction described in the Exchange Agreement dated June 27, 2008, is subject to normal and customary due diligence review and certain governmental approvals.

GaozhiSoft, based in Shanghai, was founded in October 2003 and achieved profitability in 2004. Its December 2007 audited financial statements report nearly US$2.3 million sales, positive EBITDA and US$1.1 million net income. Organic revenue is expected to increase 30 to 50% CAGR over the next three years. Further, Fonix expects incremental revenue increases once its speech technology is sold in China, which will be facilitated through GaozhiSoft.

Customers of GaozhiSoft include the primary China mobile network service providers -- China Mobile, China Unicom, China Telecom, China Netcom and China Digital. In addition, GaozhiSoft is the exclusive Chinese provider to Alcatel-Lucent. G-Soft provides these customers with its proprietary software solutions. During the second quarter of 2008 China Mobile and China Unicom launched 3G mobile service in China using GaozhiSoft OSS technology.

"This acquisition is a bold, strategic move for Fonix and its shareholders," said Roger D. Dudley, Fonix President and CEO. "GaozhiSoft provides Fonix with a solid operating platform in the dynamically growing China and Asian Pacific mobile, wireless and video markets. Fonix and GaozhiSoft will provide advanced communications solutions enabling cellular carriers, game developers, and language learning device providers to deliver real-life interaction between human and machine. Fonix solutions optimize cellular networks (OSS) and gaming platforms with voice-based interaction which open new market opportunities for our customers."

"Fonix speech technology is mature and well recognized to enhance and add-value to the users of mobile and wireless devices," says Dr. James Jiang, GaozhiSoft President and CEO. "Chinese characters present an inherent challenge in the mobile environment. With 3G networks now available in China and exponential global expansion, Fonix speech technology, fully integrated into the mobile network and devices, will remove traditional constraints and is the logical interface that will be a significant growth contributor and enabler for mobile applications."

Dr. Jiang further said, "To date, there is little evidence of commercially viable voice recognition technology products in the China mobile market. We expect to leverage our market position and customer relationships to bundle Fonix technology into compelling, user friendly speech interface applications. As a proven earlier adopter of technology, the dynamic Chinese market is capable of explosive growth based on sound 3G network technology and the implementation and simple, easy to use Fonix speech technology."

About Fonix

Fonix Corporation (OTC BB:FNIX.OB - News), based in Salt Lake City, Utah, currently operates through its wholly owned subsidiary, Fonix Speech, Inc., an innovative speech recognition and text-to-speech technology company. Fonix Speech embeds its voice solutions in mobile/wireless devices; interactive video games, toys and appliances providing a platform for natural human interaction. Fonix Speech enables developers and manufacturers to speech-enable their devices and systems. In addition to aggressively driving the organic growth of its business, Fonix intends to continue its strategic acquisition initiative. Visit www.fonix.com for more information, or call (801) 553-6600 and say "Sales."

About G-Soft Limited

G-Soft Limited, a Hong Kong-based company, is the holding company of Shanghai GaozhiSoft, Ltd. The major shareholder of G-Soft Limited is Tafnit Communication Ltd., an Israeli company with 14 years' operating experience in China. Tafnit provides services in the communication and high-tech markets to many of China's and Israel's leading technology companies. Tafnit is a partner in several international Chinese Joint Ventures.

About Shanghai Gaozhi Software Systems Limited

Shanghai Gaozhi Software Systems Limited ("GaozhiSoft"), based in Shanghai, China, began operations in 2003 with a vision to become a leading provider of OSS (Operation Support System) and related software solutions to Chinese mobile network service providers. GaozhiSoft software is integrated and widely used in 2G and fixed lines networks. In 2008, GaozhiSoft expanded its strategy to include operations as a Value-Added service provider in the 3G (third-generation) mobile network in China and in the Asia Pacific region. Visit www.gaozhisoft.com for more information.

About Southridge

Southridge LLC is a diversified financial holding company offering a wide range of products and services, including investment management, merchant banking, and investment banking. Southridge's offerings are delivered through two primary divisions, Fund Management and Financial Services. For more information, please visit www.southridgellc.com

Statements released by Fonix that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, hopes, intentions and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company's business prospects and performance. The Company's actual results could differ materially from those in such forward-looking statements. Risk factors include general economic, competitive, governmental and technological factors as discussed in the Company's filings with the SEC on Forms 10-K, 10-Q and 8-K. The Company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact:

     Investors and shareholders contact:
     Michelle Aamodt
     (801) 553-6736
     Email Contact

Source: Fonix Corporation